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                                                      Pursuant to Rule 424(b)(1)
                                                      Registration No. 333-36450


PROSPECTUS SUPPLEMENT

We have completed the following puts under the March 6, 2000 Subscription
Agreement:

         The first put (notice dated June 30, 2000) was completed on July 12, 2000. We issued 25,000 shares of Series A Preferred Stock, warrants for 530,000 shares of Common Stock and raised gross proceeds of $2,500,000. Net proceeds, after acquisition costs and finder's fees, were $2,269,475.

         The second put (notice dated November 3, 2000) was completed on November 17, 2000. We issued 4,800 shares of Series A Preferred Stock, warrants for 101,760 shares of Common Stock and raised gross proceeds of $480,000. Net proceeds, after acquisition costs and finder's fees, were $431,788. Supplemental warrants for 480,000 shares of Common Stock were issued on May 1, 2001.

         The third put (notice dated January 10, 2001) was completed on January 26, 2001. We issued 3,350 shares of Series A Preferred Stock, warrants for 71,020 shares of Common Stock and raised gross proceeds of $335,000. Net proceeds, after acquisition costs and finder's fees, were $299,850. Supplemental warrants for 335,000 shares of Common Stock were issued on May 1, 2001.

         The fourth put (notice dated February 14, 2001) was completed on June 5, 2001. We issued 7,935 shares of Series A Preferred Stock, warrants for 168,222 shares of Common Stock and raised gross proceeds of $793,500. Net proceeds, after acquisition costs and finder's fees, were $717,085.

The following changes have been made by certain Selling Shareholders listed in the Prospectus:

         Assignment of the rights and responsibilities under the first put by Gross Foundation, Inc. to Ellis Enterprises Ltd. and by Bretton Hill Funding, LLC to Rossardan Ltd.

         Assignment of the rights and responsibilities for 1,600 shares of Series A Preferred Stock issued under the first put and for the 2,400 shares of Series A Preferred Stock issued under the fourth put by Esquire Trade & Finance, Inc. to Goldplate Investment Partners Ltd.

        Assignment of the rights and responsibilities for 1,200 shares of Series A Preferred Stock issued under the fourth put by Esquire Trade & Finance, Inc. to Alpha Capital Aktiengesellschaft.

        Name change by The Endeavour Capital Fund, S.A. to The Endeavour Capital Investment Fund, S.A.